EXHIBIT 99.4

Enterprise Bank & Trust Announces
Planned Fourth Quarter Executive Leadership Changes

•Scott Goodman, President, to transition into an advisory role
•Doug Bauche, Chief Credit Officer, to be promoted to newly created role of Chief Banking Officer
•Kevin Handley, EVP, Regional Senior Lender, to be promoted to the role of Chief Credit Officer

April 28, 2025, ST. LOUIS, MO. — Enterprise Bank & Trust, the banking subsidiary of Enterprise Financial Services Corp (Nasdaq: EFSC), today announced several changes to its executive leadership team that will become effective later this year as part of the bank’s ongoing growth and succession planning.

Scott Goodman will transition from his current role as President of Enterprise Bank & Trust and a Senior Executive Vice President of EFSC, into the role of a Vice-Chairman of Enterprise Bank & Trust, a part-time, non-management role focusing on strategic advisory and client-liaison activities. The transition is expected to occur on October 1, 2025. Goodman has been President of Enterprise Bank & Trust for 12 years and has been with the company for 22 years.

“Scott has played a key role in our continued growth, and we are immensely grateful for his extensive contributions,” said Jim Lally, President & CEO of EFSC. “Scott’s continued involvement with Enterprise will be invaluable as he shares his expertise in market analysis, maintains important client relationships, and contributes to our talent development initiatives.”

Also as part of this succession plan, Doug Bauche will be promoted to the newly-created role of Chief Banking Officer where he will be responsible for the company’s revenue-producing businesses, reporting to Jim Lally. Bauche has been with Enterprise for more than 25 years.

Lastly, Kevin Handley will be promoted to the role of Chief Credit Officer, Bauche’s current role. Handley - a 30-year industry veteran - has been with Enterprise since 2018 and is currently an Executive Vice President, Regional Senior Lender. Handley will report to Doug Bauche in his new role.

“Doug and Kevin bring tremendous expertise and proven leadership and I am confident in their abilities to help Enterprise continue to grow. I congratulate Doug and Kevin on their planned promotions and look forward to working with them in their new roles. We are coordinating closely to ensure smooth transitions among these roles in the coming months,” Lally concluded.

Both Bauche and Handley’s roles are also expected to occur on October 1, 2025 in connection with Scott Goodman’s transition to a Vice-Chairman.

About Enterprise Bank & Trust
Enterprise Bank & Trust is a growing financial services partner focused on guiding people to a lifetime of financial success. We empower privately held businesses to succeed, helping families to secure their financial futures, and invest to advance the quality of life for the communities we serve. Enterprise is built on trusted, personal relationships and offers a range of business and personal banking services, wealth management services and a variety of specialized banking services. Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $15.7 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust operates more than 40 branch offices in Arizona, California, Florida, Kansas, Missouri, Nevada and New Mexico, along with SBA loan production offices and deposit production offices throughout the country. Additional information is available at www.enterprisebank.com. Member FDIC.

For more information please contact:
Investor inquiries:
Keene Turner, Senior Executive Vice President and Chief Financial Officer
(314) 512-7233

Media inquiries:
Steve Richardson, Senior Vice President, Corporate Communications
(314) 995-5695